UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No.__)*

                                 ZONE4PLAY, INC
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    989759105
                                 (CUSIP Number)

The rule pursuant to which this schedule is filed:

Rule 13d-1(c)

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CUSIP 989759105

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     DAVE GAMES INVEST CORPORATION INC.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     a    [_]
     b    [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware corporation
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        2,758,620
NUMBER OF          -------------------------------------------------------------
SHARES             6    SHARED VOTING POWER
BENEFICIALLY            0
OWNED BY           -------------------------------------------------------------
EACH               7    SOLE DISPOSITIVE POWER
REPORTING               2,758,620
PERSON WITH        -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,758,620
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     8.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------

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ITEM 1(A) NAME OF ISSUER:

ZONE4PLAY, INC

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

103 Foulk Road, Wilmington, Delaware, 19803

ITEM 2(A) NAME OF PERSON FILING:

DAVE GAMES INVEST CORPORATION INC

ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OR, IF NONE, RESIDENCE:

3500 S. Dupont Highway, County of Kent, City of Dover, DE 19 at: Incorporating Services, Ltd

ITEM 2(C) CITIZENSHIP: Delaware corporation

ITEM 2(D) TITLE OF CLASS OF SECURITIES: Common Stock

ITEM 2(E) CUSIP NUMBER: 989759105

ITEM 3 TYPE OF PERSON FILING:IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
78c).

(d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

(h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

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ITEM 4 OWNERSHIP:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 2,758,620

     (b)  Percent of class: 8.2%

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote 2,758,620

          (ii) Shared power to vote or to direct the vote 0.

          (iii) Sole power to dispose or to direct the disposition of 2,758,620 (see item 4(a) above.

          (iv) Shared power to dispose or to direct the disposition of 0.

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PRESON.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

Not Applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10 CERTIFICATION:

     (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                11/15/2006
                Date

                By: /s/ Emanuel Aim
                -------------------
                Emanuel Aim
                manager

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)